UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 17, 2007

DOMINION HOMES, INC.

(Exact Name of Registrant as Specified in Charter)

Ohio	0-23270	31-1393233
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4900 Tuttle Crossing Boulevard, P.O. Box 4900 Dublin, Ohio	43016-0993
(Address of Principle Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (614) 356-5000

(Former Name of Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 17, 2007, Dominion Homes, Inc. (the “Company”) received notification from The Nasdaq Stock Market, Inc. (“Nasdaq”) indicating that for the last 30 consecutive trading days, the Company’s common stock has not maintained a minimum market value of publicly held shares of $5,000,000 as required for continued inclusion by Marketplace Rule 4450(a)(2) (the “Rule”). In accordance with Marketplace Rule 4450(e)(1), the Company was provided 90 calendar days, until March 17, 2008, to regain compliance by having its publicly held shares maintain a market value of $5,000,000 or greater for a minimum of ten consecutive trading days. If compliance with the Rule cannot be demonstrated by March 17, 2008, then Nasdaq will provide written notification to the Company that its securities will be delisted. At that time, the Company will be permitted to appeal Nasdaq’s determination to a Listings Qualification Panel.

The Company intends to monitor the market value of its publicly held securities and consider available options if its common shares do not trade at a level likely to result in the Company regaining compliance with the minimum market value of publicly held shares requirement by March 17, 2008. In addition, as required by Marketplace Rule 4803(a), the Company has issued a press release as of December 20, 2007 reporting the receipt of Nasdaq’s letter. A copy of this press release is attached hereto as Exhibit 99.1 and the information contained therein is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Jeffery A. Croft

On December 20, 2007, the Company and Jeffrey A. Croft mutually agreed to terminate Mr. Croft’s employment as President and Chief Operating Officer of the Company, effective as of December 31, 2007 (the “Separation Date”), and the Board of Directors of the Company ratified and approved the same on December 19, 2007.

In connection with his termination, the Company and Mr. Croft entered into a Separation and Release Agreement, dated December 20, 2007 (the “Separation Agreement”). Under the terms of the Separation Agreement, Mr. Croft will continue to serve as President and Chief Operating Officer of the Company until the Separation Date and for thirty (30) days thereafter will provide the Company with up to sixty (60) hours of post-separation support. As part of Mr. Croft’s termination, the Company has agreed to pay Mr. Croft a lump sum severance payment in an amount equal to $575,000 (the “Lump Sum Payment”), plus an additional amount equal to $25,200 for health care coverage costs (the “Health Care Coverage Payment”), for a total cash payment of $600,200, less applicable tax withholdings. The Lump Sum Payment is due and payable to Mr. Croft on the first day of the seventh month following the Separation Date, and the Health Care Coverage Payment is due within 10 days of the date on which Mr. Croft’s right to revoke the Separation Agreement expires as described therein. Mr. Croft has agreed to forfeit any unvested awards of equity compensation he has received from the Company, and has further agreed that certain restrictions on competition and confidentiality shall remain in full force and effect for a period of 12 months following the Separation Date.

The foregoing summary of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Appointment of Douglas G. Borror as President

On December 19, 2007, the Board authorized and approved the appointment of Douglas G. Borror to serve as President of the Company, in addition to his other positions with the Company as Chairman of the Board and Chief Executive Officer, with such appointment to be effective as of December 31, 2007.

Appointment of William G. Cornely as Chief Operating Officer

On December 19, 2007, the Board authorized and approved the appointment of William G. Cornely as Chief Operating Officer of the Company, in addition to his other positions with the Company as Executive Vice President of Finance and Chief Financial Officer, with such appointment to be effective as of December 31, 2007. In light of Mr. Cornely’s appointment as Chief Operating Officer, the Company and Mr. Cornely entered into a Second Amendment to Employment Agreement on December 20, 2007 (the “Second Amendment”), amending the previously executed Employment Agreement between the Company and Mr. Cornely to reflect Mr. Cornely’s appointment as Chief Operating Officer effective as of December 31, 2007, and to further provide that, as of December 31, 2007, Mr. Cornely’s annual base salary will increase from $250,000 to $300,000 to reflect the increased duties and responsibilities associated with his appointment to the position of Chief Operating Officer.

The Company has issued a press release as of December 20, 2007 regarding the departure of Mr. Croft and the appointments of Messrs. Borror and Cornely as described above. A copy of this press release is attached hereto as Exhibit 99.2. The foregoing summary of the Second Amendment is qualified in its entirety by reference to the full text of the Second Amendment, a copy of which is attached hereto as Exhibit 10.2 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Exhibit
10.1	Separation and Release Agreement, dated December 20, 2007, between Jeffrey A. Croft and Dominion Homes, Inc.

10.2	Second Amendment to Employment Agreement, dated December 20, 2007, between William G. Cornely and Dominion Homes, Inc.

99.1	Press Release dated December 20, 2007

99.2	Press Release dated December 20, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINION HOMES, INC.

Date December 20, 2007	By	/s/ William G. Cornely
William G. Cornely,
Executive Vice President — Finance and Chief Financial Officer

Exhibit Index

Exhibit Number	Exhibit
10.1	Separation and Release Agreement, dated December 20, 2007, between Jeffrey A. Croft and Dominion Homes, Inc.

10.2	Second Amendment to Employment Agreement, dated December 20, 2007, between William G. Cornely and Dominion Homes, Inc.

99.1	Press Release dated December 20, 2007

99.2	Press Release dated December 20, 2007